 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Silverleaf Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

The 2006 Annual Meeting of Shareholders of Silverleaf Resorts, Inc. (the "Company") will be held at the Crowne Plaza Market Center at 7050 Stemmons Freeway, Dallas, Texas 75247 on Tuesday, May 9, 2006 at 8:30 a.m. to:

1.	elect five Directors of the Company to serve until the Annual Meeting of Shareholders in 2007 and until their successors are elected and qualify;

2.
approve the material terms of a performance-based incentive bonus plan for 2007 and 2008 for the Company's chief executive officer to comply with the requirements of Internal Revenue Code Section 162(m);

3.	ratify the appointment of BDO Seidman, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2006; and

4.	transact such other business as may properly be brought before the 2006 Annual Meeting or any adjournments or postponements thereof.

The Nominating Committee has recommended to the Board of Directors five individuals for election to serve as Directors. The Board of Directors recommends that you vote FOR these nominees. The Compensation Committee, which is comprised of independent members of the Board of Directors, has approved performance-based incentive bonus plans for the Company's chief executive officer in 2007 and 2008 (collectively the "CEO Incentive Bonus Plan"), and the Board of Directors recommends that you vote FOR the CEO Incentive Bonus Plan. The Audit Committee of the Board of Directors has retained BDO Seidman, LLP as the independent registered public accounting firm for the Company, and the Board of Directors recommends that you vote FOR ratification of the appointment of the independent registered public accountants. Only shareholders of record at the close of business on March 13, 2006 are entitled to notice of and to vote at the 2006 Annual Meeting or any adjournments or postponements thereof. A complete list of shareholders entitled to vote at the 2006 Annual Meeting will be maintained in the Company's offices at 1221 River Bend Drive, Suite 120, Dallas, Texas for ten days prior to the meeting.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE 2006 ANNUAL MEETING. YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE THE PROXY AND VOTE THE SHARES HELD IN YOUR NAME. HOWEVER, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE, YOUR VOTE IN PERSON AT THE ANNUAL MEETING WILL NOT BE EFFECTIVE UNLESS YOU HAVE OBTAINED AND PRESENT A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

By Order of the Board of Directors,
SANDRA G. CEARLEY
Secretary

Dallas, Texas
April 7, 2006

SILVERLEAF RESORTS, INC.

PROXY STATEMENT
2006 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Silverleaf Resorts, Inc. ("Silverleaf" or the "Company") for use at the Annual Meeting of Shareholders to be held at 8:30 a.m. on May 9, 2006, at the Crowne Plaza Market Center at 7050 Stemmons Freeway, Dallas, Texas 75247, or at any adjournment or postponement thereof, (the "2006 Annual Meeting").

The Company's principal executive offices are located at 1221 River Bend Drive, Suite 120, Dallas, Texas 75247. A copy of the Company's 2005 Annual Report and this Proxy Statement and accompanying proxy card will be first mailed to shareholders on or about April 7, 2006.

Voting Procedures

A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if mailed in the United States.

Concerning the election of directors, you may: (a) vote for each of the director nominees; or (b) withhold authority to vote for one or more nominees according to the way you mark your proxy card. With respect to the election of directors, cumulative voting is not permitted. Concerning the approval of the CEO Incentive Bonus Plan and the ratification of BDO Seidman, LLP as the Company's independent registered public accountants, by checking the appropriate box you may: (a) vote "For" the item; (b) vote "Against" the item; or (c) "Abstain" from voting on the item.

Shareholders of record at the close of business on March 13, 2006 may vote by either completing and returning the enclosed proxy card prior to the 2006 Annual Meeting, voting in person at the 2006 Annual Meeting or submitting a signed proxy card at the 2006 Annual Meeting.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE 2006 ANNUAL MEETING.

You may revoke your proxy at any time before it is actually voted at the 2006 Annual Meeting by delivering a written notice of revocation, signed by the shareholder of record and specifying the number of shares to which it relates, to the Secretary of the Company at 1221 River Bend Drive, Suite 120, Dallas, Texas 75247 no later than 2:00 p.m., central daylight savings time, on May 8, 2006 by submitting a later dated proxy or by attending the 2006 Annual Meeting and voting in person. Attendance at the 2006 Annual Meeting will not, by itself, constitute revocation of the proxy. If your shares are held in the name of your broker, you will need to make arrangements with your broker to revoke any previously executed proxy. You may also be represented by another person present at the 2006 Annual Meeting by executing a form of proxy designating such person to act on your behalf.

Each unrevoked proxy card properly signed and received prior to the close of the 2006 Annual Meeting will be voted as indicated. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR each of the director nominees and FOR the other items on the proxy card. Additionally, the shares will be voted in the discretion of the persons named as proxies on any other business that may properly come before the 2006 Annual Meeting.

If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes, but will not be counted as a vote "For" or "Against" any director nominee or proposal. An abstention or a broker non-vote could have an effect on the outcome of the voting on the Proposals that require the affirmative vote of a specified portion of the Company’s outstanding shares entitled to vote thereon.

The presence at the 2006 Annual Meeting, in person or by proxy, of a majority of the shares of the Company's Common Stock ("Common Stock") issued and outstanding on March 13, 2006 will constitute a quorum.

Votes cast at the 2006 Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the 2006 Annual Meeting.

The expense, if any, of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit proxies. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses incurred in doing so.

Shares Entitled to Vote and Required Vote

Shareholders of record at the close of business on March 13, 2006 are entitled to vote at the 2006 Annual Meeting. At that date, 37,494,304 shares of Common Stock were outstanding. The number of holders of record was approximately 71. A majority of the shares outstanding must be present in person or represented by proxy to constitute a quorum for the 2006 Annual Meeting. The number of votes required to take or authorize each of the actions to be acted upon at the 2006 Annual Meeting is set forth in the descriptions of the Proposals below. Each share of Common Stock is entitled to one vote.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Mr. Robert E. Mead, a Director and Chief Executive Officer of the Company, has an interest in the adoption of Proposal 2. Mr. Mead owns approximately 30.27% of the Company's outstanding shares. The Compensation Committee of the Board of Directors has unanimously approved the amended and restated employment agreement with Mr. Mead which includes the CEO Incentive Bonus Plan described in Proposal 2. Mr. Mead is a nominee for election as a Director of the Company.

ANNUAL REPORT AND OTHER FINANCIAL INFORMATION

The Annual Report for the Company accompanies the proxy material being mailed to all shareholders. Additional copies of the Annual Report or the Company's Form 10-K filed with the Securities and Exchange Commission, including financial statements, but excluding exhibits, may be obtained without charge by written request to the Corporate Secretary of the Company. All such requests should be directed to Sandra G. Cearley, Secretary, Silverleaf Resorts, Inc., 1221 River Bend Drive, Suite 120, Dallas, Texas 75247.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of the Company's Common Stock as of February 28, 2006 by (i) those persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares, (ii) each current director and the five executive officers of the Company named under the table titled "Executive Compensation" and (iii) all directors and executive officers as a group.

Name of Beneficial Owner(a)	Position	Shares Beneficially Owned	Percent of Class(b)
Robert E. Mead(c)	Chairman and Chief Executive Officer	11,349,417	30.27
Sharon K. Brayfield(c)(d)	President	502,029	1.32
Joe W. Conner(c)(e)	Chief Operating Officer	245,512	*
David T. O'Connor(c)(f)	Executive Vice President — Sales	595,512	1.56
Harry J. White, Jr.(c)(g)	Chief Financial Officer and Treasurer	317,512	*
J. Richard Budd, III (h)(i)	Director	175,000	*
James B. Francis, Jr.(j)(k)	Director	175,000	*
Herbert B. Hirsch(i)(l)	Director	115,000	*
Rebecca Janet Whitmore(i)(m)	Director	218,800	*
All Directors and Executive Officers as a
Group (19 persons)		14,300,190	36.09
Grace Brothers, Ltd. and Grace Investments, Ltd(n)		12,118,825	32.32
Andreeff Equity Advisors, L.L.C.(o)		2,062,067	5.50
__________

* Less than 1%.

(a)	Except as otherwise indicated, each beneficial owner has the sole power to vote and to dispose of all shares of Common Stock owned by such beneficial owner.

(b)
Pursuant to the rules of the Securities and Exchange Commission, in calculating percentage ownership, each person is deemed to beneficially own the shares subject to options exercisable within sixty days, but shares subject to options owned by others (even if exercisable within sixty days) are not deemed to be outstanding shares. In calculating the percentage ownership of the directors and officers as a group, the shares subject to options exercisable by directors and officers within sixty days are included within the number of shares beneficially owned.

(c)	The address of such person is 1221 River Bend Drive, Suite 120, Dallas, Texas 75247.

(d)	Includes options to purchase 415,512 shares of stock which options are either currently exercisable or which will become exercisable within sixty days from the date hereof.

(e)	Includes options to purchase 245,512 shares of stock which options are either currently exercisable or which will become exercisable within sixty days from the date hereof.

(f)	Includes options to purchase 595,512 shares which options are either currently exercisable or which will become exercisable within sixty days from the date hereof.

(g)	Includes options to purchase 70,000 shares which options are exercisable within sixty days from the date hereof.

(h)	The address of such person is 360 Lexington Ave, Third Floor, New York, New York 10017.

(i)	Includes options to purchase 115,000 shares which options are currently exercisable or which will become exercisable within sixty days from the date hereof.

(j)	The address of such person is 2911 Turtle Creek Boulevard, Suite 925, Dallas, Texas 75219.

(k)	Includes options to purchase 175,000 shares which options are exercisable within sixty days from the date hereof.

(l)	The address of such person is 64 Hurdle Fence Drive, Avon, Connecticut 06001.

(m)	The address of such person is 10305 Oaklyn Drive, Potomac, Maryland 20854.

(n)
This information is based upon information provided by Grace Brothers, Ltd. ("Grace") and Grace Investments, Ltd. ("Grace Investments") on Schedule 13D filed by Grace with the Securities and Exchange Commission on May 17, 2002, as amended by Amendment No. 1 to Schedule 13D filed on December 17, 2003 and on Forms 4 dated January 4, 2004 and August 3, 2005. Bradford T. Whitmore ("Whitmore") and Spurgeon Corporation ("Spurgeon") are the general partners of Grace and Grace Investments. Grace beneficially owns 8,124,619 shares, and Grace Investments beneficially owns 3,994,206 shares. As general partners of Grace and Grace Investments, Whitmore and Spurgeon may be deemed beneficial owners of 12,118,825 shares, although they disclaim beneficial ownership. Mr. Whitmore is the brother of Rebecca Janet Whitmore, a current director and nominee for re-election as director of the Company. Mr. Whitmore was a member of an ad hoc committee of noteholders who nominated two persons, including Ms. Whitmore, for election to the Board of Directors pursuant to the terms of an exchange offer that the Company completed in May 2002 with holders of its 10½% Senior Subordinated Notes due 2008 (the "Exchange Offer"). Under the terms of the Exchange Offer the ad hoc committee nominated two directors to serve on the Company’s Board of Directors until the 2003 Annual Meeting of Shareholders. Ms. Whitmore has been nominated by the Board of Directors for reelection as a director of the Company each year since that time. Ms. Whitmore disclaims any beneficial interest in the shares owned by Grace and Grace Investments.

(o)
This information is based upon information provided by Dane Andreeff ("Andreeff")and Andreeff Equity Advisers, L.L.C. ("Andreeff Advisors") on Amendment No. 1 to Schedule 13G dated February 14, 2006 and filed with the Securities and Exchange Commission. Andreeff and Andreeff Advisors disclaimed beneficial ownership in the shares reported except to the extent of their pecuniary interests therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities ("Insiders"), to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock. Insiders are required by the Commission's regulations to furnish to the Company copies of all Section 16(a) reports filed by such persons.

To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from certain Insiders, all Insiders complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2005.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information — Election of Directors

Pursuant to the Company's Articles of Incorporation, as amended (the "Articles"), the Bylaws, as amended (the "Bylaws"), and resolutions adopted by the Company's Board of Directors, the Company currently has five directors, who each have one-year terms which will expire at the 2006 Annual Meeting. Each of the Directors was elected by the Shareholders at the 2005 Annual Meeting.

The Nominating Committee reviewed candidates for election to the Board of Directors and recommended to the Board of Directors that each of the Company's current directors be nominated for election to serve as Director until the 2007 Annual Meeting or until his or her respective successor is elected and qualifies. The Board of Directors has, therefore, nominated the following individuals for election as a director:

J. Richard Budd, III
James B. Francis, Jr.
Herbert B. Hirsch
Robert E. Mead
Rebecca Janet Whitmore

For a description of the background and qualifications of each of the nominees see "Directors and Executive Officers."

In the absence of instructions to the contrary, votes will be cast FOR the election of each of the above nominees pursuant to the proxies solicited hereby. In the event any of the nominees is unable or declines to serve as a Director at the time of the 2006 Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. Management has no reason to believe, at this time, that any of the nominees will be unable or will decline to serve if elected. Each nominee has informed the Company that he or she will serve if elected.

Director Compensation

In July 1997, the Company granted to Mr. Francis, as directors' fees, options to purchase 40,000 shares of Common Stock at $16.00 per share. Such options vested in three equal portions over a term of three years commencing in May 1998. The options expire in June 2007. The Company granted to Mr. Francis 20,000 additional options in 1999 at an exercise price of $7.3125 per share which also vested over a three-year period beginning in November 2000. During 2002, Ms. Whitmore, Mr. Budd, Mr. Francis, and Mr. Hirsch were granted additional options to purchase 115,000 shares at $0.295 per share. Such options vest in three equal portions over a term of three years commencing in May 2003.

In addition to the option grants, each of the Directors who is not also an employee of the Company receives an annual fee of $25,000, payable quarterly, plus $2,000 for each meeting of the Board of Directors attended in person. Each of the Directors who serves on one or more committees of the Board of Directors receives an additional annual fee of $5,000, also payable quarterly, for serving on one committee of the Board of Directors, plus an additional annual fee of $2,500 for each additional committee membership. Each member also receives $500 for each telephonic Board of Directors or committee meeting in which he or she participates. The Directors who are not employees of the Company are reimbursed for expenses incurred in attending meetings of the Board of Directors. Officers of the Company who are directors are not paid any directors’ fees but are reimbursed for expenses, if any, of attending meetings of the Board of Directors.

The following table sets forth the annual retainer and other cash fees received by the Company’s non-employee Directors during the fiscal year ended December 31, 2005.

Non-Employee Directors	Annual Fees ($)	Annual Committee Fees ($)	Additional Fees for Meetings Attended($)	Total Cash Compensation ($)(a)
J. Richard Budd, III	25,000	10,000	6,000	41,000
James B. Francis, Jr.	25,000	1,250	8,000	34,250
Herbert B. Hirsch	25,000	10,000	8,000	43,000
Rebecca Janet Whitmore	25,000	12,500	8,000	45,500
___________

(a)   Total Cash Compensation does not include amounts paid to non-employee Directors to reimburse them for expenses of travel, lodging and other reasonable out-of-pocket expenses which are related to service on the Company’s Board.

Corporate Governance

The Company believes that good corporate governance is important to ensure that it is managed for the long-term benefit of its shareholders. During the past year, the Company has continued to review its corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. The Company has also continued to review the provisions of the Sarbanes-Oxley Act of 2002 and the new and proposed rules of the Securities and Exchange Commission and the American Stock Exchange. The Company’s Board of Directors has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees (“Code of Conduct”) that is binding on all Silverleaf directors, officers and employees. Additionally, the Board has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Executives (“Code of Ethics”) that is applicable to the Chief Executive Officer, Chief Financial Officer and other senior officers directly engaged in the financial reporting process. Copies of both the Code of Conduct and the Code of Ethics are available on the Company’s website at www.silverleafresorts.com.

Board of Directors and Committee Meetings

Director Independence. The Board of Directors has determined that Mr. Budd, Mr. Hirsch, and Ms. Whitmore are "independent" for purposes of Section 121A of the Company Guide of the American Stock Exchange (“AMEX”) and, therefore, that a majority of the Board of Directors is independent as so defined. The Board of Directors based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the individual directors.

The foregoing independence determination also included the conclusion of the Board of Directors that each of the members of the Audit Committee is independent for purposes of Audit Committee membership under Section 808 of the AMEX Company Guide which includes the independence requirements of Section 121A and additional independence requirements under SEC Rule 10A-3(b). In addition, each member of the Compensation Committee and the Nominating Committee is independent in accordance with the AMEX Company Guide.

Board of Directors. The Board of Directors took action either during regularly-scheduled or special meetings or by written consent 22 times during the year ended December 31, 2005. The Audit Committee took action either during regularly-scheduled or special meetings or by written consent eight times in 2005. The Compensation Committee took action either during regularly-scheduled or special meetings or by written consent nine times during 2005. The Accounts and Acquisitions Committee took action either during regularly-scheduled meetings or special meetings or by written consent twelve times in 2005. The Nominating Committee took action during one regularly-scheduled meeting during 2005. All members of the Board of Directors attended the 2005 Annual Meeting and at least seventy-five percent of the Board meetings and Committee meetings held during 2005.

Audit Committee. The Board of Directors has established an audit committee (the "Audit Committee"), which consists of two or more directors who meet the independence requirements imposed by the AMEX. The Audit Committee engages the independent registered public accountants, reviews the plans and results of the audit engagement, approves professional services provided by the independent registered public accountants, reviews the independence of the independent registered public accountants and the adequacy of the Company's internal accounting controls, considers the range of audit and non-audit fees, and reviews and approves the Company’s periodic reports to the Securities and Exchange Commission. The current members of the Audit Committee are Messrs. Budd and Hirsch and Ms. Whitmore. Ms. Whitmore has been appointed by the Board of Directors of the Company as the Audit Committee Financial Expert in accordance with the definition established by the SEC. A copy of the Audit Committee Charter is posted on the Company's website at www.silverleafresorts.com.

Compensation Committee. The Board of Directors has established a compensation committee (the "Compensation Committee"), which consists of two or more directors who are non-employee independent directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 to determine compensation for the Company's senior executive officers and to administer the Company's 1997 Stock Option Plan and the 2003 Stock Option Plan. The current members of the Compensation Committee are Ms. Whitmore and Messrs. Budd and Hirsch. For the period ending December 31, 2005, the Compensation Committee made all decisions regarding senior executive compensation and administration of the 1997 Stock Option Plan and 2003 Stock Option Plan. See "Compensation Committee Report — Executive Compensation Components." A copy of the Compensation Committee Charter is also posted on the Company's website.

Nominating Committee. The Board of Directors has established a separate Nominating Committee comprised entirely of directors who meet the independence requirements imposed by AMEX. The Nominating Committee has adopted a charter which sets forth the primary responsibilities of the Nominating Committee and its procedures for effectively fulfilling those duties. The Nominating Committee Charter is posted on the Company's website. In accordance with the Charter, the Nominating Committee has identified and submitted to the Board of Directors a slate of candidates each of whom they deem to have the experience, perspective, skills and knowledge of the field in which the Company operates to serve as a member of the Company's Board of Directors. The candidates recommended by the Nominating Committee are the current members of the Company's Board of Directors. The Board of Directors did not receive any recommendations for nominees for directors from any shareholders.

The Nominating Committee will consider nominees for directors to be elected at the 2007 Annual Meeting of Shareholders as recommended by shareholders, and such recommendations may be made to the Board no earlier than February 8, 2007 and no later than March 10, 2007 (subject to certain notice requirements set forth in the by-laws) by delivering a written notice to the Secretary at the Company's principal executive office stating the name, address, telephone number and resume of the proposed candidate or candidates and their business and educational background along with a written statement by the shareholder as to why such person or persons should be considered for election to the Board of Directors.

The Board will follow the same evaluation procedures whether a candidate is recommended by directors or shareholders. In identifying and evaluating nominees for director, the Board considers whether the candidate has the highest ethical standards and integrity and sufficient education, experience and skills necessary to understand and wisely act upon the complex issues that arise in managing a publicly-held company. To the extent the Board does not have enough information to evaluate a candidate, the Board may send a questionnaire to the candidate for completion in enough time for Board consideration.

The members of the Nominating Committee are Mr. Budd, Mr. Hirsch and Ms. Whitmore, each an independent director.

Accounts and Acquisitions Committee. The Board of Directors has established a financial accounts and acquisitions committee (the "Accounts and Acquisitions Committee") to approve routine financial transactions such as the opening of a bank account or the purchase, lease or disposition of assets with a value not exceeding $100,000. The members of the Accounts and Acquisitions Committee are Ms. Whitmore, an independent director, and Mr. Mead.

The Board of Directors of the Company does not have any other committees.

Executive Sessions

AMEX listing standards require that independent directors meet without non-independent directors in executive sessions. It is presently contemplated that these executive sessions will occur at least once during the fiscal year ended December 31, 2006, in conjunction with regularly scheduled board meetings, or in special sessions scheduled by the independent directors.

Contacting the Board of Directors

Any shareholder who desires to contact the Board of Directors may do so by writing to: Silverleaf Resorts, Inc, Board of Directors, ATTN: Sandra G. Cearley, Secretary, 1221 River Bend Drive, Suite 120, Dallas, Texas 75247. Communications received will be distributed by the Secretary to the Chairman of the Audit Committee or, depending on the facts and circumstances outlined in the communication received, to such other director or directors deemed appropriate by the Secretary.

In the absence of instructions to the contrary, votes will be cast FOR each nominee for Director of the Company. A majority of the shares present and voting at the 2006 Annual Meeting must be voted in favor of a Director for that Director to be elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE DIRECTORS NOMINATED IN PROPOSAL 1.

PROPOSAL 2

APPROVAL OF CEO INCENTIVE BONUS PLAN

Summary

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that public companies may not deduct annual compensation in excess of $1 million to certain “covered employees” unless the compensation in excess of $1 million is among other things, (a) based on a performance-based compensation arrangement and (b) approved within twelve months by the shareholders of the public company. The Company has recently entered into a performance-based compensation arrangement for 2007 and 2008 with its chief executive officer, Robert E. Mead, which could under certain conditions, including achievement of performance goals set by the Compensation Committee, result in total annual compensation in excess of $1 million in 2007 and 2008. In accordance with Section 162(m) of the Code, the Company is now seeking to obtain shareholder approval of the compensation arrangement for Mr. Mead, so that his total compensation in 2007 and 2008 will qualify for deduction under the Code even if it should exceed $1 million.

In 2004, the Company entered into a two-year employment agreement (the "Employment Agreement") with Mr. Mead which included a performance-based incentive bonus plan that provided for the payment of a bonus to Mr. Mead if the Company met the targets approved by the Compensation Committee for 2004 and 2005. On April 13, 2005, the Compensation Committee approved the terms of an amended and restated employment agreement between the Company and Mr. Mead to extend the term of employment through 2006 and to set the targets for a performance-based incentive bonus plan for 2006. The performance-based incentive bonus plans for 2005 and 2006 were previously approved by the shareholders of the Company.

The Compensation Committee believes that it is in the best interests of the Company and its shareholders to extend the term of the Employment Agreement with Mr. Mead through 2008 and to establish the terms of the CEO Incentive Bonus Plan for 2007 and 2008. The Compensation Committee approved the terms of an amended and restated employment agreement (the "Amended Agreement") between the Company and Mr. Mead on April 4, 2006 and his new Employment Agreement was executed on April 5, 2006 to be effective as of January 1, 2006. See "Compensation Committee Report—Executive Compensation Components" below for a description of the factors considered by the Compensation Committee in determining the terms of Mr. Mead's base salary and total compensation, including the CEO Incentive Bonus Plan for 2007 and 2008.

Description of CEO Incentive Bonus Plan

The terms of Mr. Mead’s compensation through December 31, 2006 were approved by the Board during 2005 and his performance-based incentive bonus for 2006 was ratified by the shareholders at the 2005 Annual Meeting. Pursuant to the terms of the Amended Agreement, Mr. Mead will continue to be employed by the Company as its chief executive officer through 2008 and will continue to receive a base salary of $750,000 per year. Mr. Mead will also continue to receive additional fringe benefits including the charter-free use of the Company’s airplane for personal purposes up to a maximum of 50 hours per year. Mr. Mead will also continue to receive other fringe benefits from the Company which are comparable to the benefits paid to all other executive officers and include certain health insurance benefits and paid leave. In addition to the base salary, the fringe benefits and the previously approved performance-based incentive bonus plan for 2006, the Amended Agreement provides that Mr. Mead may earn additional compensation under the CEO Incentive Bonus Plan for 2007 and 2008.

The Amended Agreement requires that the CEO Incentive Bonus Plan for 2007 and 2008 be approved by a vote of the shareholders in accordance with Section 162(m) of the Code. The purpose of the CEO Incentive Bonus Plan for 2007 and 2008 is to enhance shareholder value and promote the attainment of significant business objectives of the Company by basing a portion of the chief executive officer’s compensation on the performance of the Company. Payment of any amount under the CEO Incentive Bonus Plan for 2007 and 2008 will be based on the Company’s pre-tax net income, as determined in accordance with generally accepted accounting principles or other applicable accounting standards, for calendar years 2007 and 2008 for financial reporting purposes and before deduction of the annual bonus (“Pre-Tax Net Income”). Mr. Mead will be entitled to a bonus each year if Pre-Tax Net Income for 2007 and 2008 equals or exceeds performance targets set by the Compensation Committee.

2007 Target. In 2007, the minimum performance target is $18 million. If the Company’s 2007 Pre-Tax Net Income is less than the $18 million minimum performance goal set by the Compensation Committee, Mr. Mead will earn nothing under the CEO Incentive Bonus Plan. If the Company achieves at least $18 million in 2007 Pre-Tax Net Income, Mr. Mead will be entitled to earn an incentive bonus based upon a sliding performance scale divided into increments of Pre-Tax Net Income of $1 million each. For example, if the Company’s Pre-Tax Net Income is at least $18 million but less than $19 million of Pre-Tax Net Income, Mr. Mead will be entitled to an incentive bonus of $225,000. The CEO Incentive Bonus Plan for 2007 increases incrementally after that minimum performance target is met, with the maximum bonus which Mr. Mead could earn in 2007 equal to $1.2 million plus 8% of Pre-Tax Net Income exceeding $27 million if Pre-Tax Net Income exceeds $27 million.

2008 Target. In 2008, the minimum performance target is $23 million. If the Company’s 2008 Pre-Tax Net Income is less than the $23 million minimum performance goal set by the Compensation Committee, Mr. Mead will earn nothing under the CEO Incentive Bonus Plan. If the Company achieves at least $23 million in 2008 Pre-Tax Net Income, Mr. Mead will be entitled to earn an incentive bonus based upon a sliding performance scale divided into increments of Pre-Tax Net Income of $1 million each. For example, if the Company’s Pre-Tax Net Income is at least $23 million but less than $24 million of Pre-Tax Net Income, Mr. Mead will be entitled to an incentive bonus of $225,000. The CEO Incentive Bonus Plan for 2008 increases incrementally after that minimum performance target is met, with the maximum bonus which Mr. Mead could earn in 2008 equal to $1.2 million plus 8% of Pre-Tax Net Income exceeding $32 million if Pre-Tax Net Income exceeds $32 million.

Prior to the payment by the Company of any bonus earned in 2007 or 2008 by Mr. Mead under the CEO Incentive Bonus Plan for 2007 and 2008, the Compensation Committee must determine that the Company has obtained an unqualified audit report for that year and that the Company has had no restatements of its previously reported financial statements that would require a repayment of the bonus under Section 304 of the Sarbanes-Oxley Act of 2002 (the "Act"). Pursuant to the Act, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct regarding any financial reporting requirement, Mr. Mead shall be required to repay any bonus paid during the twelve-month period following the date that the financial document embodying such financial reporting requirement was originally filed with the Securities and Exchange Commission (the “SEC”).

Administration of the CEO Incentive Bonus Plan for 2007 and 2008

Under the terms of the Amended Agreement with Mr. Mead, the CEO Incentive Bonus Plan for 2007 and 2008 will be supervised by the Compensation Committee, which is composed entirely of directors (i) who satisfy the requirements of “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) who satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Code. The Compensation Committee is also supervising the existing CEO Incentive Bonus Plan for 2006 which was previously approved by the Board and the shareholders.

The Compensation Committee has authority to interpret the CEO Incentive Bonus Plan for 2007 and 2008 and must certify in writing to the Company’s Board of Directors that the performance goals and other material terms for payment of the annual incentive bonus for each calendar year were in fact satisfied. Specifically, Mr. Mead will not be deemed to have earned a bonus under the CEO Incentive Bonus Plan until the Compensation Committee has (i) verified the Pre-Tax Net Income for the year based upon the Company’s audited financial statements to be filed as a part of its annual report to the SEC on Form 10-K for the year; (ii) determined that the Company has obtained an unqualified audit report for the year from the Company’s independent auditors; and (iii) determined that the Company has had no restatements of its previously reported earnings that would require a repayment of the bonus under Section 304 of the Act. Additionally, if there is a change in generally accepted accounting principles or other applicable accounting standards that results in either a negative or positive change or changes to the computation of the Company’s Pre-Tax Net Income for either year, then the Compensation Committee shall negotiate in good faith the change or changes that are necessary to the Pre-Tax Net Income to result in the CEO receiving the same approximate incentive bonus to which the CEO would have otherwise been entitled absent such accounting change.

The foregoing summary of the terms of the Amended Agreement, including the CEO Incentive Bonus Plan for 2007 and 2008, is qualified by, and subject to, the provisions of Mr. Mead’s Amended Agreement, a copy of which is attached hereto as Appendix A and should be referred to for a complete statement of the terms of the CEO Incentive Bonus Plan for 2007, which are contained in Section 4(b) and the terms of the CEO Incentive Bonus Plan for 2008 which are contained in Section 4(c) of the Amended Agreement. Capitalized terms not defined herein have the meaning given to such terms in Appendix A.

Section 162(m)

In order to comply with the requirements of Section 162(m) of the Code regarding performance-based compensation, the Compensation Committee has established criteria under the CEO Incentive Bonus Plan for 2007 and 2008 to measure performance and set performance goals with respect to such performance criteria for the Company. Mr. Mead’s right to receive any payment with respect to the CEO Incentive Bonus Plan for 2007 and 2008 is determined by the degree of achievement of the performance goals set by the Compensation Committee.

The Board and the Compensation Committee reserve the authority to award non-deductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation under the CEO Incentive Bonus Plan for 2007 and 2008 intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Benefits Currently Indeterminable

Future benefits, if any, under the CEO Incentive Bonus Plan for 2007 and 2008 are based upon the Company’s Pre-Tax Net Income for the calendar years 2007 and 2008 and are therefore not currently determinable. For informational purposes, the table below sets forth information concerning the CEO Incentive Bonus Plan for 2007 and 2008 which may be paid by the Company to (a) its chief executive officer, (b) each of the Named Executive Officers listed in the “Executive Compensation” table below, (c) executive officers of the Company as a group, (d) directors of the Company who are not executive officers of the Company (“Non-Executive Directors”), and (e) officers of the Company who are not executive officers of the Company (“Non-Executive Officers”) as a group. Pursuant to the rules of the SEC regarding disclosure in tabular format of information concerning executive compensation plans to be approved by shareholders, the Company is also required to provide the tabular information set forth below, which among other things discloses the amounts, if any, that would have been earned had the CEO Incentive Bonus Plan for 2007 and 2008 been in effect during 2005, the Company’s last full fiscal year. The Company's 2005 Pre-Tax Net Income was approximately $35.9 million, which would result in a bonus for 2007 under the CEO Incentive Bonus Plan for 2007 equal to approximately $1,912,000. Based upon 2005 Pre-Tax Net Income, the bonus for 2008 under the CEO Incentive Bonus Plan for 2008 would be approximately $1,512,000.

Name and Position	Dollar Value	Dollar Value of CEO Incentive Bonus for 2007 based upon 2005 Pre-Tax Net Income (a)	Dollar Value of CEO Incentive Bonus for 2008 based upon 2005 Pre-Tax Net Income (a)
Robert E. Mead Chairman and Chief Executive Officer	(b)	$1,912,000	$,1,512,000
Sharon K. Brayfield President	(c)	-0-	-0-
Joe W. Conner Chief Operating Officer	(c)	-0-	-0-
David T. O’Connor Executive Vice President - Sales and Marketing	(c)	-0-	-0-
Harry J. White, Jr. Chief Financial Officer and Treasurer	(c)	-0-	-0-
Executive Officers as a Group (15 individuals)	(b)	$1,912,000	$1,512,000
Non-Executive Directors Group (4 individuals)	(c)	-0-	-0-
Non-Executive Officers Group (-0- individuals)	(c)	-0-	-0-
_______

(a)   Based upon 2005 Pre-Tax Net Income of approximately $35.9 million.

(b)   The CEO Incentive Bonus Plan for 2007 and 2008 is based upon the Company achieving a minimum of $18 million and $23 million in Pre-Tax Net Income in 2007 and 2008, respectively. The dollar value of a bonus awarded under the CEO Incentive Bonus Plan for 2007 and 2008 is, therefore, indeterminable as of the date of this Proxy Statement. Pursuant to the rules of the SEC regarding disclosure in tabular format of information concerning executive compensation plans to be approved by shareholders, information is provided in the adjacent columns relating to the amount of an incentive bonus which could have been earned in 2005 by the individuals and the groups listed had the CEO Incentive Bonus Plan for 2007 and 2008 been in effect on December 31, 2005.

(c)   No officer or director, other than the CEO, is entitled to receive an incentive bonus, if any, under the CEO Incentive Bonus Plan for 2007 and 2008.

In the absence of instructions to the contrary, votes will be cast FOR the approval of the CEO Incentive Bonus Plan pursuant to the proxies solicited hereby. A majority of the Company’s shares present and voting at the 2006 Annual Meeting must be voted in favor of approval of the CEO Incentive Bonus Plan for 2007 and 2008 for the proposal to be adopted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
CEO INCENTIVE BONUS PLAN

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Appointment of BDO Seidman, LLP ("BDO")

The Audit Committee of the Board of Directors has appointed BDO as the Company's independent registered public accountants for the year ending December 31, 2006. One or more representatives of BDO will be present at the 2006 Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions. This appointment is being submitted for ratification at the 2006 Annual Meeting. If the appointment is not ratified, the appointment will be reconsidered by the Audit Committee, although the Audit Committee will not be required to appoint different independent registered public accountants for the Company. Reconsideration by the Audit Committee could result in a delay of the appointment of independent registered public accountants due to the difficulty and expense of the selection process.

In the absence of instructions to the contrary, votes will be cast FOR the ratification of BDO as the Company’s independent registered public accountants for the year ending December 31, 2006. A majority of the shares present and voting at the 2006 Annual Meeting must be cast in favor of the ratification of BDO as the Company’s independent registered public accountants in order for the proposal to be adopted.

Fees Paid to BDO for years ended December 31, 2004 and 2005

The following table presents fees for professional services rendered by BDO for the audit of the Company’s consolidated financial statements, audit-related services, tax services and all other services in 2004 and 2005.

Fees	2004		2005
Audit Fees	$425,004		$470,454
Audit-Related Fees	$402,911	(a)	$217,815	(b)
Tax Fees	—		—
Other Fees	—		—
_______
(a)   For assurance and related services for 2004 that were reasonably related to the performance and review of the Company’s financial statements by BDO and not already reported under Audit Fees above. These fees consisted of (i) aggregate fees of $389,761 billed by BDO for Sarbanes-Oxley related reviews, (ii) an additional $6,900 in fees billed by BDO related to a review of the loan agreements with one of the Company's senior lenders as it related to the audit for the year ended December 31, 2004 and (iii) $6,250 in fees relating to the review of the Company's Registration Statement on Form S-8 filed with the SEC to register the Company's shares of common stock to be issued under the 2003 Stock Option Plan.

(b)   For assurance and related services for 2005 that were reasonably related to the performance and review of the Company’s financial statements by BDO and not already reported under Audit Fees above. These fees consisted of (i) aggregate fees of $32,425 billed by BDO for Sarbanes-Oxley related reviews, (ii) an additional $166,040 in fees billed by BDO related to a review of the loan agreements of two of the Company's securitization subsidiaries and (iii) fees billed by BDO for a review of accounting pronouncements and the impact thereof on the Company's financial statements.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor's independence. The Audit Committee approved the audit and audit-related services performed by BDO for 2005.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2006 AS DESCRIBED IN PROPOSAL 3.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning each person who was a director or executive officer of the Company as of December 31, 2005.

Name	Age	Position

Robert E. Mead	59	Chairman of the Board and Chief Executive Officer
Sharon K. Brayfield	45	President
David T. O'Connor	63	Executive Vice President - Sales
Joe W. Conner	48	Chief Operating Officer
Harry J. White, Jr.	51	Chief Financial Officer and Treasurer
Edward L. Lahart	41	Executive Vice President - Operations
Thomas J. Morris	40	Senior Vice President - Capital Markets
Michael D. Jones	39	Vice President - Information Systems
Robert G. Levy	57	Vice President - Resort Operations
Darla Cordova	41	Vice President - Employee and Marketing Services
Herman Jay Hankamer	66	Vice President - Resort Development
Barbara L. Lewis	41	Vice President - Financial Services
Michael P. Lowrey	47	Vice President - Call Center Operations
Lelori ("Buzz") Marconi	53	Vice President - Preview Center Marketing
Sandra G. Cearley	44	Secretary
J. Richard Budd, III	53	Director
James B. Francis, Jr.	57	Director
Herbert B. Hirsch	69	Director
Rebecca Janet Whitmore	51	Director

Robert E. Mead founded the Company, has served as its Chairman of the Board since its inception, and has served as its Chief Executive Officer since May 1990. Mr. Mead began his career in hotel and motel management and also operated his own construction company. Mr. Mead has served as a Trustee member of the American Resort Developers Association (“ARDA”) and has over 25 years of experience in the timeshare industry, with special expertise in the areas of consumer finance, hospitality management and real estate development. Mr. Mead serves on the Accounts and Acquisitions Committee.

Sharon K. Brayfield has served as the President of the Company since 1992 and manages all of the Company's day to day activities. Ms. Brayfield began her career with an affiliated company in 1982 as the Public Relations Director of Ozark Mountain Resort. In 1989, she was promoted to Executive Vice President of Resort Operations for an affiliated company and in 1991 was named Chief Operations Officer of the Company.

David T. O'Connor has over 27 years of experience in real estate and timeshare sales and has worked periodically with Mr. Mead over the past 19 years. Mr. O'Connor has served as the Company's Executive Vice President — Sales since 1997 and as Vice President — Sales since 1991. In such capacities he directed all field sales, including the design and preparation of all training materials, incentive programs, and follow-up sales procedures.

Joe W. Conner was the Chief Financial Officer of Silverleaf from 1997 to 1998. Mr. Conner rejoined Silverleaf in April 2003. From July 2001 to April 2003, Mr. Conner was the Chief Financial Officer of ACE Cash Express, the largest owner and franchiser of check cashing stores in the U.S. Prior to joining Silverleaf in 1997, Mr. Conner was the Chief Financial Officer of the Jacobsen Division of Textron, Inc. Mr. Conner is a certified public accountant.

Harry J. White, Jr. joined the Company in June 1998 as Chief Financial Officer and subsequently has been elected as Treasurer as well. He has responsibility for all accounting, financial reporting and taxation issues. From January 1995, Mr. White served as Vice President and Chief Financial Officer of Thousand Trails, Inc. Prior to that time he was a senior manager with Deloitte & Touche LLP. Mr. White is a certified public accountant.

Edward L. Lahart was elected as Executive Vice President — Operations in October 2002. Prior to that he served as Vice President - Corporate Operations since June 1998 and in various capacities in the Credit and Collections Department from 1989 to 1998.

Thomas J. Morris was elected as Senior Vice President — Capital Markets in August 2005. Prior to that time he served as a consultant to the Company from November 2002 until August 2005. Mr. Morris served as Vice President and Treasurer of the Company from May 2002 until November 2002. Prior to that time he was self-employed from March 2001 to May 2002, and served as Director of Diversified Finance with Sovereign Bank from March 2000 to March 2001.

Michael D. Jones was elected Vice President — Information Services in May 1999. Prior to that time, Mr. Jones served in various positions with the Company, including Network Manager, Payroll Manager and Director of Information Services.

Robert G. Levy was elected Vice President — Resort Operations in March 1997. He administers the Company's Management Agreement with the Silverleaf Club. Since 1990, Mr. Levy has held a variety of managerial positions with the Silverleaf Club including President, Project Manager, General Manager, Texas Regional Manager, and Director of Operations. Mr. Levy also serves on the Board of Directors of the Silverleaf Club. Prior thereto, Mr. Levy spent 18 years in hotel, motel, and resort management, and was associated with the Sheraton, Ramada Inn, and Holiday Inn hotel chains.

Darla Cordova, was elected as Vice President — Employee and Marketing Services in May 2001. Prior to that time, Ms. Cordova served as Controller - Sales and Marketing.

Herman Jay Hankamer was elected as Vice President — Resort Development in September 2002. Prior to that time, Mr. Hankamer was Director of Construction.

Barbara L. Lewis was elected Vice President — Financial Services in August 2005. Prior to that time, Ms. Lewis served as Director of Financial Services since 1990.

Michael P. Lowrey was elected Vice President — Call Center Operations in August 2005. Prior to that time, he served in various positions in call center operations since May 1998.

Lelori (“Buzz”) Marconi was elected as Vice President — Preview Center Marketing in November 2005. Prior to that he served as Vice President - Promotions from November 2004 through March 2005. From March 2005 to November 2005, he was self-employed. Prior to that time, he served in a non-executive position with the Company from March 2004 to November 2004. From October 2002 to March 2004, he served as Executive Vice President — Marketing Operations. Prior to that time he  served as Vice President — Marketing Operations from August 2001 and as Call Center Director from 1997 to August 2001.

Sandra G. Cearley has served as Secretary of the Company since its inception. Ms. Cearley maintains corporate minute books, oversees regulatory filings, and coordinates legal matters with the Company's attorneys.

J. Richard Budd, III was elected as a Director of the Company in May 2002 following his nomination by an ad hoc committee of noteholders pursuant to the terms of the Exchange Offer. Since January 2001, Mr. Budd has been a partner in the restructuring advisory firm of Marotta Gund Budd & Dzera, LLC. As a part of his responsibilities with Marotta Gund Budd & Dzera, LLC, Mr. Budd was named as the Acting Chief Executive Officer and Chief Restructuring Office of Robotic Vision Systems, Inc., a manufacturer of machine vision systems, in November 2004. From 1998 until 2001, Mr. Budd served as an independent advisor to troubled companies and to creditors of troubled companies. Mr. Budd serves on the Audit Committee, the Compensation Committee and the Nominating Committee. Mr. Budd is an independent director as determined under the Audit Committee Charter.

James B. Francis, Jr. was elected as a Director of the Company in July 1997. From 1980 to 1996, Mr. Francis was a partner in the firm of Bright & Co., which managed various business investments, including the Dallas Cowboys Football Club. Since 1996, Mr. Francis has served as president of Francis Enterprises, Inc., a governmental and public affairs consulting company.

Herbert B. Hirsch was elected as a Director of the Company in May 2002 under the terms of the Exchange Offer. From 1988 to January 2002, Mr. Hirsch served as Senior Vice President and Chief Financial Officer of Mego Financial Corp., a developer and operator of timeshare resort properties. Mr. Hirsch serves on the Audit Committee, the Compensation Committee and the Nominating Committee. Mr. Hirsch is an independent director as determined under the Audit Committee Charter.

Rebecca Janet Whitmore was elected a Director of the Company in May 2002 following her nomination by an ad hoc committee of noteholders pursuant to the terms of the Exchange Offer. Ms. Whitmore has provided consulting services to Divi Resorts, a resort and timeshare sales and marketing company in the Caribbean, since 2000. From 1976 to 2000, Ms. Whitmore was employed by Mobil Corporation in various engineering and financial positions, including Controller of Global Petrochemicals and Chief Financial Analyst. Ms. Whitmore also serves on the board of directors of Nanophase Technologies, Inc., a nanocrystalline materials development and manufacturing company. Ms. Whitmore serves on the Audit Committee, the Compensation Committee, the Nominating Committee and the Accounts and Acquisitions Committee. Ms. Whitmore is the sister of Bradford T. Whitmore, a principal of Grace and Grace Investments, a major shareholder of the Company. See footnote "n" to the table under the heading "Security Ownership of Certain Beneficial Owners and Management" on page 3 above. Ms. Whitmore has been designated by the Board of Directors as the Audit Committee Financial Expert as a result of her education and experience. Ms. Whitmore is an independent director as determined under the Audit Committee Charter.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the annual base salary and other annual compensation earned in 2003, 2004 and 2005 by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose cash compensation (salary and bonus) exceeded $100,000 (the "Named Executive Officers").

		Annual Compensation ($)					Long-Term Compensation
Name and Principal Position	Year	Salary (a) ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options/SARs(b) (#)
Robert E. Mead, Chief Executive Officer	2003 2004 2005	500,000 750,000 750,001	72,600 1,070,000 2,628,526	(c) (d) (f)	— 15,390(e 18,668(g	) )	— — —
Sharon K. Brayfield,	2003	435,000	34,673		—		368,269
President	2004 2005	435,002 435,001	50,426 5,043		— —		— —
David T. O’Connor,	2003	—	12,664		741,871(h	)	368,269
Executive Vice President -	2004	—	12,715		823,294(h	)	—
Sales	2005	—	1,650		838,843(h	)	—
Joe W. Conner, Chief Operating Officer	2003 2004 2005	191,795 275,003 275,000	— — 75,000		— — —		368,269 — —
Harry J. White, Jr.	2003	262,051	—		—		368,269
Chief Financial Officer	2004	266,500	—		—		—
and Treasurer	2005	266,500	50,000		—		—
_________

(a)
The amounts shown are before elective contributions by the Named Executive Officers in the form of salary reductions under the Company's Section 125 Flexible Benefit Plan. Such plan is available to all employees, including the Named Executive Officers.

(b)	Represents options granted in August 2003 pursuant to the Company's 2003 Stock Option Plan that was approved by the shareholders of the Company at the 2003 Annual Meeting.

(c)	Represents the fair market value as of December 31, 2003 of real property assigned to Mr. Mead as a bonus for 2003. See "Certain Relationships and Related Transactions" below.

(d)
The Company accrued the bonus to Mr. Mead in 2004 pursuant to the employment agreement described below. The bonus was actually paid to Mr. Mead in 2005 following certification of year end results by the Compensation Committee.

(e)
Represents the personal use during 2004 of the Company's aircraft pursuant to the terms of the Employment Agreement between the Company and Mr. Mead. This amount was determined pursuant to the Standard Industry Fare Level formula, which is the value ascribed for such personal usage of the Company aircraft for federal income tax purposes.

(f)
The Company accrued the bonus to Mr. Mead in 2005 pursuant to the performance-based incentive bonus in Mr. Mead’s employment agreement for 2005 described below. The bonus was actually paid to Mr. Mead in 2006 following certification of year end results by the Compensation Committee.

(g)
Represents the personal use during 2005 of the Company's aircraft pursuant to the terms of the Employment Agreement between the Company and Mr. Mead. This amount was determined pursuant to the Standard Industry Fare Level formula, which is the value ascribed for such personal usage of the Company aircraft for federal income tax purposes.

(h)
Except as otherwise noted, these amounts represent additional compensation based on sales of Vacation Intervals and other sales related criteria. See "Executive Compensation — Employment and Noncompetition Agreements" for a discussion of other annual compensation.

Employment and Noncompetition Agreements

Effective January 1, 2004, Mr. Mead entered into a two-year employment agreement with the Company which was amended and restated on April 13, 2005 to extend the employment period for Mr. Mead to December 31, 2006 and to provide for a performance-based incentive bonus for 2006. The employment agreement was amended and restated a second time on April 5, 2006 effective as of January 1, 2006 to extend the employment period for Mr. Mead to December 31, 2008 and to establish a performance-based incentive bonus plan for 2007 and 2008. Pursuant to the amended and restated employment agreement (the "Amended Agreement"), Mr. Mead will be entitled to receive a base salary of $750,000 per year. He will also receive additional fringe benefits including the charter-free use of the Company’s airplane for personal purposes up to a maximum of 50 hours per year plus certain paid health insurance benefits and such vacation time, sick leave and other fringe benefits as may be specified by the Board of Directors of the Company from time to time for its executive personnel.

In addition to the base salary and the fringe benefits, the Amended Agreement provides that Mr. Mead may earn additional compensation each year in the form of a performance-based incentive bonus. Prior to the payment of the bonus for any year by the Company, the Compensation Committee must determine that the Company has obtained an unqualified audit report for that calendar year and that the Company has had no restatements of its previously reported financial statements that would require a repayment of the bonus under Section 304 of the Sarbanes-Oxley Act of 2002. For additional information about the Employment Agreement see "Proposal 2 Approval of CEO Incentive Bonus Plan" above and "Compensation Committee Report—Executive Compensation Components" below.

Effective April 15, 2002, Ms. Brayfield entered into a two-year employment agreement with the Company which provides for an annual base salary of $435,000, a company vehicle, certain paid health insurance benefits and such vacation time, sick leave and other fringe benefits as may be specified by the Board of Directors of the Company from time to time for its executive personnel. Effective April 15, 2006, the Compensation Committee approved the form of an amended and restated employment agreement with Ms. Brayfield which will extend the term of her employment agreement to April 15, 2008. The amended and restated agreement provides that if Ms. Brayfield's employment is terminated for any reason other than good cause, the Company shall pay her termination pay equal to the greater of (i) the unpaid amount of her base compensation for the remaining term of the amended and restated agreement; or (ii) the amount of her base compensation for a period of twelve months.

Effective January 1, 2000, Mr. O’Connor entered into a three-year employment agreement with the Company which, as amended, provides for base compensation payable equal to five tenths percent (0.5%) of the Company’s net sales from outside sales and six tenths percent (0.6%) of the Company’s net sales from in-house sales, plus incentive bonuses based upon performance, a company vehicle, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. The employment agreement expired on January 1, 2003, and Mr. O'Connor has been working without a formal written employment agreement, but his terms of compensation have remained the same.

Effective June 29, 1998, Mr. White entered into an employment agreement with the Company which provides for an annual base salary, currently $266,500, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. The agreement, which remains in effect, provides for severance pay equal to six months of Mr. White’s then current salary if his services are terminated at any time for a reason other than good cause.

Effective August 16, 2005, Mr. Morris entered into a two-year employment agreement with the Company which provides for an annual base salary of $225,000 plus options to purchase 267,000 shares of the Company's common stock which were granted pursuant to the Company's stock options plans. Mr. Morris shall also be entitled to paid health insurance and such vacation time, sick leave and other fringe benefits as may be specified by the Board of Directors of the Company from time to time for its executive personnel. The agreement also provided that the Consulting Agreement which the Company has with a company owned and operated by Mr. Morris would not be affected by the employment agreement and that Mr. Morris' operation of such company would not be a violation of the noncompetition provisions of his employment agreement. See "Certain Relationships and Related Transactions" below.

The employment agreements with Mr. Mead, Ms. Brayfield and Mr. Morris also provide that for a period of two years following the termination of his or her services with the Company, he or she will not engage in or carry on, directly or indirectly, either for himself or herself or as a member of a partnership or other entity or as a stockholder, investor, officer or director of a corporation or as an employee, agent, associate or contractor of any person, partnership, corporation or other entity, any business in competition with the business of the Company or its affiliates in any county of any state of the United States in which the Company or its affiliates conduct such business or market the products of such business immediately prior to the effective date of termination. Each of the agreements also provides that for a period of two years following the termination of employment such employees will not influence any employee or independent contractor to terminate his relationship with the Company. The agreements also provide that he or she may not disclose any confidential information of the Company at any time.

Employee Benefit Plans

1997 Stock Option Plan and 2003 Stock Option Plans

The Company adopted the 1997 Stock Option Plan (the “1997 Plan”) in May 1997 to attract and retain directors, officers, and key employees of the Company. The 1997 Plan was amended by the Company’s shareholders at the 1998 Annual Meeting of Shareholders to increase the number of options which may be granted under the 1997 Plan to 1,600,000 and to modify the number of outside directors who, as members of the Compensation Committee, may administer the 1997 Plan. On December 16, 2003, the Shareholders of the Company approved the Silverleaf Resorts, Inc. 2003 Stock Option Plan (the "2003 Plan"). The 2003 Plan, which provides for the issuance of up to 2,209,614 shares of the Company's common stock. The following is a summary of the provisions of the 1997 Plan and the 2003 Plan (collectively, the "Option Plans"). This summary does not purport to be a complete statement of the provisions of the Option Plans and is qualified in its entirety by the full text of the 1997 Plan and the 2003 Plan.

The purpose of the Option Plans is to afford certain of the Company's directors, officers and key employees and the directors, officers and key employees of any subsidiary corporation or parent corporation of the Company who are responsible for the continued growth of the Company, an opportunity to acquire a proprietary interest in the Company, and thus to create in such directors, officers and key employees an increased interest in and a greater concern for the welfare of the Company. The Company, by means of the Option Plans, seeks to retain the services of persons now holding key positions and to secure the services of persons capable of filling such positions. The Option Plans provide for the award to directors, officers, and key employees of nonqualified stock options and provides for the grant to salaried key employees of options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company has filed Registration Statements to register the shares issuable upon exercise of the options granted under the 1997 Plan and the 2003 Plan.

Nonqualified stock options provide for the right to purchase common stock at a specified price which may be less than fair market value on the date of grant (but not less than par value). "Fair market value" per share shall be deemed to be the average of the high and low quotations at which the Company's shares of common stock are sold on a national securities exchange, or if not sold on a national securities exchange, the closing bid and asked quotations in the over-the-counter market for the Company's shares on such date. If no public market exists for the Company's shares on any date on which the fair market value per share is to be determined, the Compensation Committee shall, in its sole discretion and best, good faith judgment, determine the fair market value of a share. Nonqualified stock options may be granted for any term and upon such conditions determined by the Compensation Committee.

Incentive stock options are designed to comply with the provisions of the Code and are subject to restrictions contained therein, including exercise prices equal to at least 100% of fair market value of common stock on the grant date and a ten year restriction on their term; however, incentive stock options granted to any person owning more than 10% of the voting power of the stock of the Company shall have exercise prices equal to at least 110% of the fair market value of the common stock on the grant date and shall not be exercisable after five years from the date the option is granted. Except as otherwise provided under the Code, to the extent that the aggregate fair market value of Shares with respect to which Incentive Options are exercisable for the first time by an employee during any calendar year exceeds $100,000, such Incentive Options shall be treated as Non-Qualified Options.

The Option Plans may either be administered by the Compensation Committee or the Board of Directors which selects the individuals to whom options are to be granted and determines the number of shares granted to each optionee. For the period ending December 31, 2005, the Compensation Committee and the Board of Directors made all decisions concerning administration of the Option Plans. See “Compensation Committee Report — Executive Compensation Components."

An optionee may exercise all or any portion of an option that is exercisable by providing written notice of such exercise to the Corporate Secretary of the Company at the principal business office of the Company, specifying the number of shares to be purchased and specifying a business day not more than fifteen days from the date such notice is given, for the payment of the purchase price in cash or by certified check. Options are not transferable by the optionee other than by will or the laws of descent and distribution, and an option may be exercised only by the optionee.

The following are the federal tax rules generally applicable to options granted under the Option Plans. The grant of a stock option will not be a taxable event for the participant nor a tax deduction for the Company. The participant will have no taxable income upon exercising an incentive stock option within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (except that the alternative minimum tax may apply). Upon exercising a stock option that is not an incentive option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the exercise date and the Company receives a tax deduction equal to the amount of ordinary income recognized by the participant. The tax treatment upon disposition of shares of the Company's Common Stock acquired under the Option Plans through the exercise of a stock option will depend on how long such shares have been held, and on whether or not such shares were acquired by exercising an incentive stock option.

An option shall terminate upon termination of the directorship, office or employment of an optionee with the Company or its subsidiary, except that if an optionee dies while serving as a director or officer or while in the employ of the Company or one of its subsidiaries, the optionee's estate may exercise the unexercised portion of the option. If the directorship, office or employment of an optionee is terminated by reason of the optionee's retirement, disability, or dismissal other than "for cause" while such optionee is entitled to exercise all or any portion of an option, the optionee shall have the right to exercise the option, to the extent not theretofore exercised, at any time up to and including (i) three months after the date of such termination of directorship, office or employment in the case of termination by reason of retirement or dismissal other than for cause and (ii) one year after the date of termination of directorship, office, or employment in the case of termination by reason of disability. If an optionee voluntarily terminates his directorship, office or employment, or is discharged for cause, any option granted shall, unless otherwise specified by the Compensation Committee pursuant to the terms and condition of the grant of the option, forthwith terminate with respect to any unexercised portion thereof. All terminated options shall be returned to the Option Plans and shall be available for future grants to other optionees.

The 1997 Plan will terminate on May 15, 2007 (the "Termination Date"), the tenth anniversary of the day the 1997 Plan was adopted by the Board of Directors of the Company and approved by its shareholders. The 2003 Plan will terminate on December 16, 2013. Any options granted prior to the Termination Date and which remain unexercised may extend beyond that date in accordance with the terms of the grant thereof.

Under the Option Plans, the Board of Directors of the Company reserves the right to exercise the powers and functions of the Compensation Committee. Also, the Board of Directors reserves the right to amend the Option Plans at any time; however, the Board of Directors may not, without the approval of the shareholders of the Company (i) increase the total number of shares reserved for options under the Option Plans (other than for certain changes in the capital structure of the Company), (ii) reduce the required exercise price of any incentive stock options, or (iii) modify the provisions of the Option Plans regarding eligibility. Additionally, certain of the Company's debt obligations prohibit amending the Option Plans to increase the total number of shares reserved for options under the Option Plans.

Option Grants during Year ended December 31, 2005

No options were granted under either the 1997 Plan or the 2003 Plan during the year ended December 31, 2005 to any of the Named Executive Officers.

Options Exercises and Year-End Value Table.

The following table shows option exercises by the Named Executive Officers during 2005, including the aggregate value of gains on the date of exercise. In addition this table includes the number of shares covered by both exercisable and non-exercisable options as of December 31, 2005. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the underlying common stock of the Company.

			Number of Unexercised Options/SARs at Fiscal Year-End(#)		Value of Unexercised in-the- Money Options/SARs at Fiscal Year-End($)(a)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert E. Mead	—	—	—	—	—	—
Sharon K. Brayfield	—	—	415,512	122,757	67,762	33,881
Joe W. Conner	—	—	245,512	122,757	67,672	33,881
David T. O'Connor	—	—	595,512	122,757	67,762	33,881
Harry J. White, Jr.	245,512	475,066(b)	70,000	122,757	—	33,881
__________

(a)	The value of the Unexercised in-the-Money Options/SARS at Fiscal Year-End was determined by the Black-Sholes option pricing model.

(b)	Based upon a closing price of $2.25 per share on November 28, 2005, the date on which Mr. White exercised options at $.315 per share.

Section 162(m) Limitation. In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, the shareholders.

Discretionary Performance Awards. Performance awards, including bonuses, may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements or performance criteria and will be paid in cash.

401(k) Plan. Effective January 1, 1999, the Company established the Silverleaf Resorts, Inc. 401(k) Plan (the “401(k) Plan”), a qualified defined contribution retirement plan covering employees 21 years of age or older who have completed at least six months of service. The 401(k) Plan allows eligible employees to defer receipt of up to 15% of their compensation and contribute such amounts to various investment funds. Contributions by employees deemed to be "highly compensated" employees under the 401(k) Plan may be limited based on results of annual testing. The employee contributions vest immediately. Other than normal costs of administration, the Company has no obligation to make any payments under the 401(k) Plan.

Report on Executive Compensation

Compensation Committee Interlocks and Insider Participation

(i)  There are no "interlocks" (as defined by the rules of the SEC) with respect to any members of the Compensation Committee. The Compensation Committee consists of three members, Ms. Whitmore, who chairs the committee, and Messrs. Budd and Hirsch. Each is a non-employee, independent director. For the period ending December 31, 2005, all decisions concerning executive compensation and administration of the Company's Option Plans were made by the Compensation Committee. Additionally, the Committee also reviews and makes recommendations to the Board of Directors for the approval of all material employee benefit plans, benefit and compensation structures for directors, and oversees the criteria for performance-based compensation. In acting upon these matters, the Committee considers, among other information, recommendations from the Chief Executive Officer and the President of the Company.

Compensation Committee Report

Incorporation by Reference. The report of the Compensation Committee shall not be deemed incorporated by reference by a general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

General Compensation Policies

The Company's compensation program for executive officers is designed to attract, motivate, and retain qualified individuals having the skills, experience, and leadership necessary to manage the Company's present and future business in a manner consistent with the interests of the shareholders. Accordingly, the Company strives to provide compensation opportunities, including current compensation and short and long-term incentive awards, that are externally competitive and internally equitable. In order to attract executives having the skills necessary to build and manage a large business organization, the Company attempts to establish compensation opportunities at levels that are competitive with companies in the Company's industry and in related industries with whom the Company believes it must compete for executive talent. The Company strives to establish short and long-term compensation opportunities that create compatibility between the interests of the Company's executives and the interests of the Company's shareholders.

Executive Compensation Components

The Company's compensation program for its executive officers consists of three principal components: (i) a base annual salary; (ii) a performance-based annual cash bonus; and (iii) stock options. The Company believes that the cash bonus and stock option components of the Company's executive compensation provide short and long-term incentives that align the interests of the Company's executive officers with the interests of its shareholders.

The Committee strives to set base salaries and bonus compensation at levels necessary to attract and retain executive officers with skill and experience needed by the Company in light of its current and anticipated business activities. For the most recent fiscal year, the base salaries and other compensation opportunities for certain of the Company's executive officers (including certain of the Named Executive Officers) were documented in employment agreements that were negotiated with the executives. See "Executive Officers - Employment Agreements."

Factors considered in setting compensation were primarily subjective, such as the perceptions of the individual's performance, any planned change in functional responsibility, and other factors which evidenced contributions to the Company's long-term sales growth and profit objectives. Except for the compensation structure for Mr. Mead, a comparison with an identified industry peer group was not considered in setting executive officer compensation.

Effective April 15, 2006, the Compensation Committee approved the form of an amended and restated employment agreement with Ms. Brayfield which will extend the term of her employment agreement with the Company until April 2008. Pursuant to the amended and restated agreement, Ms. Brayfield will continue to be paid an annual base salary of $435,000. The agreement does not require the Company to pay any incentive-based compensation, but provides the Board of Directors the discretion to determine whether or not to pay a bonus or similar compensation.

During 2005, Mr. O'Connor received no base salary but was compensated solely upon incentive-based formulas related to the Company’s sales revenues. Mr. O’Connor received compensation equal to 0.6% of sales generated through the Company’s internal sales efforts and 0.5% of the Company’s net sales generated by the Company’s outside sales force. Mr. O'Connor's compensation is based upon a three year employment agreement which expired on January 1, 2003; however, the Company has continued to compensate Mr. O'Connor pursuant to the terms of that agreement.

In addition to the incentive compensation formulas used to remunerate certain key executive officers, all executive officers are eligible for consideration for discretionary bonuses. These bonuses are optional and based solely on performance of the individual and his or her contribution towards achieving corporate objectives.

The Company established the Option Plans to enable executive officers, other key employees, Independent Directors and others to participate in the ownership of the Company. The Option Plans were designed to attract, maintain, and provide incentives to participants. As of December 31, 2005, options for 1,495,504 shares were outstanding under the 1997 Plan and an aggregate of 99,996 options had been exercised by three option holders. Options for 1,642,153 shares were outstanding under the 2003 Plan, and an aggregate of 567,402 options had been exercised by four option holders. These options were granted to individuals based primarily upon the desirability of providing additional incentives to work to increase share value and the potential for the individuals' contributions to affect the Company's performance.

A final component of total compensation for executive officers is Company benefits and perquisites generally consisting of the furnishing of company vehicles for certain of the Named Executive Officers, customary group life and health benefits and other similar perquisites that confer either a direct or indirect benefit to the executive officers. During 2005, the only Named Executive Officers who were furnished company vehicles were Ms. Brayfield and Mr. O'Connor.

Compensation of the CEO during 2005. Mr. Mead’s base salary in 2005 was $750,000 pursuant to the Employment Agreement between the Company and Mr. Mead described above. In determining Mr. Mead’s base salary and total compensation, the Compensation Committee considered factors it typically analyzes when setting an executive’s compensation, including (a) the executive’s past performance and contributions to the Company’s success, (b) additional responsibilities of the executive arising from the growth of the Company, (c) expected future contributions, (d) tenure in the executive’s current position, and (e) salary relative to other executives’ salaries. The Compensation Committee also considered expected increases in base salaries and total compensation at the Company’s peer companies and other similarly sized companies generally. Additionally, the Compensation Committee retained a nationally recognized compensation consulting firm that assisted the Compensation Committee in formulating its compensation policies regarding the chief executive officer, applying those policies to the compensation of the Company’s chief executive officer, and advising the Compensation Committee as to the form and reasonableness of compensation paid to the chief executive officer.

During 2005, the Company's total revenues increased 9.9% from 2004. Net income increased to $23.2 million from $13.8 million in 2004. Based upon the Company’s Pre-Tax Net Income for 2005 of approximately $35.9 million, Mr. Mead earned a performance-based incentive bonus in 2005 under his existing employment agreement in the amount of $2,628,526. The purpose of the performance-based incentive bonus is to enhance shareholder value and promote the attainment of significant business objectives of the Company by basing a portion of the chief executive officer’s compensation on the performance of the Company. Prior to the payment of the bonus for 2005, the Compensation Committee was required by the terms of the Employment Agreement with Mr. Mead to determine that the Company had obtained an unqualified audit report for that calendar year and that the Company had had no restatements of its previously reported financial statements that would require a repayment of the bonus under Section 304 of the Sarbanes-Oxley Act of 2002. The Compensation Committee has made those determinations for the year ended December 31, 2005 and Mr. Mead has been paid his 2005 bonus.

Section 162(m) of the Internal Revenue Code generally limits the corporate income tax deduction for compensation paid or accrued in 2005 to the Named Executive Officers that is in excess of $1 million unless such compensation is "performance-based compensation" or qualifies under other exceptions. Except for the bonus paid to Mr. Mead for 2005, the compensation earned by the Named Executive Officers was not exempt from the Section 162(m) limitation. The Company obtained the approval of its shareholders of the terms and conditions of the performance-based incentive bonus plan for Mr. Mead for 2005. Therefore, the compensation in excess of the $1 million limitation paid to Mr. Mead or accrued in 2005 should be exempt from the Section 162(m) limitation. The Committee may from time to time authorize other awards that will give rise to a loss of deduction under Section 162(m) should it determine that the payment of such compensation is in the best interests of the Company.

Compensation of the CEO during 2006. The terms of Mr. Mead’s compensation arrangement for 2006 were previously approved by the Compensation Committee in 2005 and his performance-based incentive bonus plan, which is described in Section 4(a) of Annex A hereto, was approved by the shareholders of the Company at the 2005 Annual Meeting.

Extension of CEO Employment Agreement through 2008. In March and April 2006 the Compensation Committee met to consider an extension of Mr. Mead’s employment agreement, which was due to expire on December 31, 2006. As a part of its deliberative process, the Compensation Committee retained a nationally recognized compensation consulting firm that assisted the Committee in (i) assessing the effectiveness of its compensation objectives with regard to Mr. Mead’s 2005 performance-based incentive bonus, and (ii) in formulating and applying its compensation policies regarding the issue of the proposed extension of Mr. Mead’s employment agreement through 2008. The Compensation Committee’s compensation consultant also advised the Committee as to the form and reasonableness of the proposed compensation to be paid to Mr. Mead during the 2007 and 2008 extended term of his agreement. In assessing the CEO’s performance, and in considering a performance-based incentive plan for 2007 and 2008 for Mr. Mead, the Compensation Committee considered a variety of business criteria, both measured in absolute terms and as trends in the Company’s financial results and as compared to the results of peer group performance.

Based upon its deliberations and consultations with its compensation expert, on April 4, 2006, the Compensation Committee approved the amended and restated employment agreement with Mr. Mead to extend Mr. Mead's employment through December 31, 2008 with a base salary of $750,000, plus additional fringe benefits including the charter-free use of the Company's airplane for personal purposes up to a maximum of 50 hours per year and such other benefits as are paid to all other executive officers of the Company. The amended and restated agreement includes the CEO Incentive Bonus Plan for 2007 and 2008 which is more fully described in Proposal 2 hereof and in Sections 4(b) and 4(c) of the Amended, Extended and Restated Employment Agreement between Mr. Mead and the Company which is attached hereto as Annex A.

By the Compensation Committee,

Rebecca Janet Whitmore, Chairman
J. Richard Budd, III
Herbert B. Hirsch

STOCK PERFORMANCE GRAPH

The Stock Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and it shall not otherwise be deemed filed under such Acts.

Set forth below is a line graph comparing the total cumulative return of the Company's Common Stock since December 31, 2000 to (a) the S&P 500 Index, a broad equity market index and (b) the Russell 2000 Index, an index that measures the performance of stocks with small to medium-small market capitalization. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Common Stock.

The Company has chosen the Russell 2000 Index as an index of issuers with similar market capitalization because the Company does not believe it can reasonably identify a peer group or applicable published industry or line-of-business index. Only a few other publicly held companies engage in the Company's line of business — the sale of vacation ownership intervals. Prominent among this limited group are The Walt Disney Company, Hilton Hotels Corporation and Marriott International Inc. which are (i) diversified, with far less than 50% of their respective revenues attributable to vacation ownership interval sales, and (ii) substantially larger than the Company in terms of revenue, assets and market capitalization. There are a few other public companies engaged principally in the Company's line of business. The Company, therefore, concluded that there was not a sufficient body of reliable market data for the Company to use as a comparison peer group. Because of the foregoing factors, the Company elected to compare the performance of its stock to the S&P 500 Index and the Russell 2000 Index. The Company has used these indices in this comparison since 1998.

The graph assumes $100 was invested on December 31, 2000 in stock of the Company, the S&P 500 and the Russell 2000 and assumes dividends are reinvested.

Measurement Period (Fiscal Year Covered)	Silverleaf Resorts Inc. ($)	S&P 500 ($)	Russell 2000 ($)
12/31/01	2.39	88.12	102.49
12/31/02	13.94	68.64	81.49
12/31/03	31.87	88.33	120.00
12/31/04	54.98	97.94	142.00
12/31/05	129.88	102.75	148.46

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In February 2005 the Board of Directors (with Mr. Mead abstaining) approved the correction of a 2003 bonus transaction in which Mr. Mead was awarded, as a 2003 bonus, certain undeveloped land and related rights which were previously held by the Company. To make a county road the dividing line between the property conveyed to Mr. Mead and the property that the Company continues to own, the Board of Directors approved a land exchange transaction in which Mr. Mead reconveyed 25 acres to the Company that was deeded to him and the Company deeded to Mr. Mead 42 acres that was retained by the Company. Mr. Mead paid the Company in cash for the 17 acre difference in size between the two tracts exchanged. The value of the cash payment made by Mr. Mead was determined by an independent appraisal obtained by the Compensation Committee in connection with the original 2003 transaction. The net effect of this land exchange transaction was to make a county road the boundary line of the tract conveyed to Mr. Mead.

During 2005, the Company retained the services of TradeMark Consulting, Co. ("TradeMark"), a consulting company owned and operated by Thomas J. Morris, who became an executive officer of the Company in August 2005. Pursuant to the Independent Contractor Consulting Agreement, as amended, with TradeMark, the Company paid TradeMark $375,324 in fees and other contractual payments as provided for by the Consulting Agreement. These fees and payments were for services rendered before Mr. Morris became an employee or executive officer of the Company in August 2005.

Several members of the immediate family of three executive officers were employed by the Company in 2005. Ms. Brayfield's son was employed as a commissioned sales person in the sales office of one of the Company's resorts during 2005 and received $120,147 in commissions and bonuses. Mr. O'Connor's son-in-law was employed as a commissioned sales person in the sales office of one of the Company's resorts during 2005 and received $68,967 in commissions and bonuses. Mr. Lowrey's sister was employed in the corporate office of the Company as Director of Database Management and received a salary and bonus in 2005 equal to $110,548.

For information concerning employment agreements with certain officers see "Employment and Noncompetition Agreements."

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the information contained in this Audit Committee Report, the Audit Committee Charter, reference to the independence of the Audit Committee members and the Stock Performance Graph contained herein are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

Since May 1999, the Audit Committee has operated under the terms of a written Charter (the “Charter”). The Audit Committee revised the Charter on December 16, 2003 to, among other things, incorporate certain enhanced corporate governance concepts addressed by the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder. The Charter provides that the Audit Committee will be composed of independent members who have sufficient training and expertise in financial reporting and management to ensure that the Company implements sound accounting policies and procedures. The Charter also promotes the free exchange of information among the Board, the Company’s external independent registered auditor and its internal auditor. Members of the Audit Committee must have a working familiarity with basic finance and accounting practices, a background in accounting or a related financial expertise in finance or accounting, or any other comparable experience or background which results in the member’s financial sophistication and ability to fulfill financial oversight responsibilities.

The Audit Committee is composed solely of independent directors. Mr. Budd and Ms. Whitmore were elected in May 2002 to serve on the Audit Committee along with Mr. Francis who has served on the Committee from his election to the Board of Directors in June 1997 until his resignation from the Audit Committee in July 2003. Mr. Hirsch, the fourth independent member of the Board of Directors, was appointed to the Audit Committee by the Board of Directors in January 2003.

As part of its ongoing activities, the Audit Committee has:

○	Reviewed and discussed with management, and the independent registered auditors, the Company's audited consolidated financial statements for the year ended December 31, 2005;

○	Discussed with the independent registered auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

○
Received the written disclosures and the letter from the independent registered auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered auditors their independence from the Company.

○	Discussed with management and the independent registered auditors such other matters and received such assurances from them as the Audit Committee deemed appropriate.

Based upon the Audit Committee’s discussions with management and BDO, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission. In addition, the Audit Committee has appointed BDO as the Company's independent registered auditors for the year ending December 31, 2006, subject to the ratification of this appointment by the shareholders of the Company.

By the Audit Committee,
J. Richard Budd, III, Chairman
Herbert B. Hirsch
Rebecca Janet Whitmore

OTHER MATTERS AT MEETING

The Board of Directors does not know of any matters to be presented at the 2006 Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the 2006 Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Any shareholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the shareholders at the 2007 Annual Meeting. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Silverleaf Resorts, Inc., 1221 River Bend Drive, Suite 120, Dallas, Texas 75247 and must be received no later than December 22, 2006. Shareholder proposals received after that date will not be considered timely and will not be submitted for consideration at the 2007 Annual Meeting. The chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

INFORMATION INCORPORATED BY REFERENCE

The financial information reflected therein for the year ended December 31, 2005, and the related notes thereto beginning on page F-1 of the Annual Report, as well as the sections of the Annual Report entitled "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Quantitative and Qualitative Disclosures About Market Risk" beginning on pages 41, 43, and 58 of the Annual Report, respectively, are incorporated in their entirety into this proxy statement by this reference.

By Order of the Board of Directors,
SANDRA G. CEARLEY
Secretary

Dallas, Texas
April 7, 2006

Annex A

AMENDED, EXTENDED AND RESTATED EMPLOYMENT AGREEMENT
WITH SILVERLEAF RESORTS, INC.

THIS AMENDED, EXTENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made between SILVERLEAF RESORTS, INC., a Texas corporation ("Silverleaf"), and ROBERT E. MEAD (the "Employee").

RECITALS:

A.	Employee is a key executive officer and employee of Silverleaf;

B.
Employee is currently employed by Silverleaf under an Amended, Extended and Restated Employment Agreement dated effective January 1, 2005 (the “Existing Agreement”) which has a Term ending December 31, 2006; and

C.
Silverleaf and Employee now desire to extend the Term of the Existing Agreement through December 31, 2008, agree upon the terms of the Employee’s employment for calendar years 2007 and 2008 and amend the Existing Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and terms hereinafter set forth, the Existing Agreement is hereby amended, extended and restated as follows:

AGREEMENT:

Section 1. Employment. Employee's employment with Silverleaf as Chief Executive Officer is hereby continued, effective as of the Effective Date and for a period of three (3) years from the Effective Date (the "Term"), unless sooner terminated pursuant to the termination provisions of this Agreement. Employee may not engage in other employment while he or she is in the employ of Silverleaf pursuant to this Agreement.

Section 2. Duties. Employee agrees to devote such time, attention and energies as are necessary to fulfill his or her duties as specified by the Board of Directors of Silverleaf from time to time. Employee further agrees that he or she will promote the best interests and welfare of Silverleaf and shall perform any and all duties to the best of his or her abilities. The Employee shall:

(a) Non-Competition: Not render to others, during his or her employment with Silverleaf, service of any kind for compensation or promote, participate or engage in any other business activity which would conflict or interfere with the performance of his or her duties or loyalty under this Agreement, including, but not limited to, participating in the promotion or sale of products or services for a competitor of Silverleaf or otherwise engage in business with such competitor;

(b) Regulatory Laws: Abide by all applicable statutes, rules and regulations of each jurisdiction in which the Company does business, including but not limited to all rules and regulations of the Securities & Exchange Commission ("SEC"); and

(c) Silverleaf Rules: Abide by all rules, regulations, and policies issued by Silverleaf, which are pertinent to Employee's duties and obligations.

Section 3. Current Compensation. As the current compensation (“Current Compensation”) for the services rendered pursuant to this Agreement:

(a) Base Compensation: Silverleaf shall pay Employee base compensation computed at the annual rate of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), payable in semi-monthly payments on the 1st and 15th days of each month.

(b) Other Plans: Except as provided in Section 4, below, Employee shall be entitled to participate in any bonus, incentive, stock option or other compensation plans of Silverleaf only to the extent the Compensation Committee and/or the Board of Directors of Silverleaf may deem appropriate from time to time.

(c) Vehicle Expenses: Silverleaf shall pay all reasonable expenses associated with the Company's use of Employee's vehicle.

(d) Fringe Benefits: Silverleaf shall provide Employee health insurance under its group plan, as it may exist from time to time. The cost of any coverage of any of the Employee's family members under Silverleaf's group plan shall be paid by the Employee. The Employee shall also be entitled to such vacation time, sick leave and other fringe benefits as may be specified by the Board of Directors of Silverleaf from time to time for its executive personnel.

(e) Use of Company Airplane:  Employee shall be entitled to the charter-free use of Silverleaf’s airplane for personal purposes up to a maximum of fifty (50) hours during each calendar year of the term of this Agreement. Silverleaf shall be obligated to provide this charter-free use for only so long as Silverleaf maintains ownership of an airplane for use in its business operations. Silverleaf shall also report the use as additional compensation as required by the applicable regulations and rules of the Internal Revenue Service.

Section 4. Annual Incentive Bonus. Silverleaf shall also pay Employee an annual incentive bonus (“Annual Incentive Bonus”) based on Silverleaf’s pre-tax net income, as determined in accordance with generally accepted accounting principles or other applicable accounting standards, for each calendar year for financial reporting purposes and before deduction of the annual bonus (“Pre-Tax Net Income”). The Annual Incentive Bonus for each calendar year shall be determined as follows and shall be subject to the following:

(a) 2006 Bonus:The Annual Incentive Bonus for calendar year 2006 shall be determined in accordance with Silverleaf’s Pre-Tax Net Income for the calendar year and the following table:

Pre-Tax Net Income Level Minimum, $Million	But Less Than, $Million	Bonus, $Thousand

0.0	12.0	0
12.0	13.0	225
13.0	14.0	290
14.0	15.0	355
15.0	16.0	420
16.0	17.0	550
17.0	18.0	680
18.0	19.0	810
19.0	20.0	940
20.0	21.0	1,070
21.0	N/A	1,200
Above 21.0	N/A	8% of Pre-Tax Net Income Exceeding 21.0
(b) 2007 Bonus:The Annual Incentive Bonus for calendar year 2007 shall be determined in accordance with Silverleaf’s Pre-Tax Net Income for the calendar year and the following table:

Pre-Tax Net Income Level Minimum, $Million	But Less Than, $Million	Bonus, $Thousand

0.0	18.0	0
18.0	19.0	225
19.0	20.0	290
20.0	21.0	355
21.0	22.0	420
22.0	23.0	550
23.0	24.0	680
24.0	25.0	810
25.0	26.0	940
26.0	27.0	1,070
27.0	N/A	1,200
Above 27.0	N/A	8% of Pre-Tax Net Income Exceeding 27.0

(c) 2008 Bonus: The Annual Incentive Bonus for calendar year 2008 shall be determined in accordance with Silverleaf’s Pre-Tax Net Income for the calendar year and the following table:

Pre-Tax Net Income Level Minimum, $Million	But Less Than, $Million	Bonus, $Thousand

0.0	23.0	0
23.0	24.0	225
24.0	25.0	290
25.0	26.0	355
26.0	27.0	420
27.0	28.0	550
28.0	29.0	680
29.0	30.0	810
30.0	31.0	940
31.0	32.0	1,070
32.0	N/A	1,200
Above 32.0	N/A	8% of Pre-Tax Net Income Exceeding 32.0

(d) Shareholder Approval and Certification:Silverleaf has previously obtained the approval of the shareholders for the Annual Incentive Bonus for calendar year 2006 in accordance with section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder. Prior to payment of the Incentive Bonuses for calendar years 2007 and 2008, Silverleaf shall also have disclosed the material terms of the Annual Incentive Bonuses for 2007 and 2008, including the performance goals, to the shareholders, and shall have obtained approval of the shareholders by a majority vote in accordance with section 162 (m)(4)(C) of the Code and the Treasury Regulations promulgated thereunder. Additionally, prior to payment of the Annual Incentive Bonus for each calendar year, the Compensation Committee of the Board of Directors shall certify in writing that the performance goals and other material terms for its payment were in fact satisfied as required by section 162 (m)(4)(C) of the Code and the Treasury Regulations promulgated thereunder.

(e) Payment: Employee shall be deemed to have earned each Annual Incentive Bonus at the end of each calendar year, subject to the following conditions:

[1]
The Pre-Tax Net Income for the respective calendar year shall be verified by the Compensation Committee of the Board of Directors based upon Silverleaf’s audited financial statements to be filed as a part of its SEC Form 10-K for the year.

[2]
The Compensation Committee of the Board of Directors of Silverleaf shall also have determined that: (i) Silverleaf has obtained an unqualified audit report for the year from its independent auditors; and (ii) Silverleaf has had no restatements of its previously reported earnings that would require a repayment of the bonus under Section 304 of the Sarbanes-Oxley Act of 2002. In the event such findings cannot be made, then the Compensation Committee of the Board of Directors shall have the discretion to reduce the amount of the bonus otherwise payable to Employee.

[3]	Upon the making of such verification and such findings, the Annual Incentive Bonus shall be promptly paid to Employee, subject to any applicable withholding requirements.

(f) Change in Accounting Principles: If there is a change in generally accepted accounting principles or other applicable accounting standards after January 1, 2005, that results in either a negative or positive change or changes to the computation of Silverleaf’s Pre-Tax Net Income, then the Compensation Committee of the Board of Directors and Employee shall negotiate in good faith the change or changes that are necessary to the computation of Silverleaf’s Pre-Tax Net Income to result in Employee receiving the same approximate Annual Incentive Bonus to which Employee would have otherwise been entitled absent such accounting changes.

Section 5. Confidentiality.

(a) Nondisclosure and Nonuse: Employee acknowledges that during his or her employment with Silverleaf, he or she may have access to and become acquainted with Silverleaf Confidential Information, as defined below. Except as Employee's duties during his or her employment with Silverleaf may require or Silverleaf may otherwise consent in writing, Employee agrees that he or she shall not at any time disclose or use, directly or indirectly, either during or subsequent to his or her employment with Silverleaf, any Silverleaf Confidential Information.

(b) Confidential Information: For purposes of the foregoing provisions, "Silverleaf Confidential Information" shall mean (1) any and all confidential and proprietary business information and trade secrets concerning the business and affairs of Silverleaf and its affiliates, including but not limited to all marketing, sales and lead generation techniques, know-how and studies, customer and lead lists, current and anticipated customer requirements, price lists, business plans, training programs, computer software and programs, and computer software and data-base technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (2) any and all information concerning the business and affairs of Silverleaf and its affiliates (including but not limited to their historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented), and (3) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Silverleaf and its affiliates containing or based, in whole or in part, on any information included in the foregoing. Provided, however, “Silverleaf Confidential Information” shall not include information which is generally available and known by the public, other than as a result of a breach of this Agreement.

Section 6. Non-Interference. Employee further agrees that during his or her employment and for a period of two (2) years from and after the effective date of any Termination, Employee shall not, either on his or her own account or jointly with or as a manager, agent, officer, employee, partner, joint venture, owner or shareholder or otherwise on behalf of any other person, firm or corporation: (1) carry on or be engaged or interested directly or indirectly in, or solicit, the manufacture or sale of goods or provision of services to any person, firm or corporation which, at any time during his or her employment has been or is a customer or in the habit of dealing with Silverleaf or its affiliates in their business, (2) endeavor, directly or indirectly, to canvas or solicit in competition with Silverleaf or its affiliates or to interfere with the supply of orders for goods or services from or by any person, firm or corporation which during his or her employment has been or is a supplier of goods or services to Silverleaf or its affiliates, or (3) directly or indirectly solicit or attempt to solicit away from Silverleaf or its affiliates any of its officers, employees or independent contractors or offer employment or business to any person who, on or during the 6 months immediately preceding the date of such solicitation or offer, is or was an officer, employee or independent contractor of Silverleaf or its affiliates.

Section 7. Noncompetition.

(a) Covenant: Employee covenants and agrees that he or she shall not, for a period of two (2) years from and after the effective date of any Termination, working alone or in conjunction with one or more other persons or entities, for compensation or not, permit his or her name to be used by or engage in or carry on, directly or indirectly, either for himself or herself or as a member of a partnership or other entity or as a stockholder, investor, officer or director of a corporation or as an employee, agent, associate or contractor of any person, partnership, corporation or other entity, any business in competition with the business of Silverleaf or its affiliates, as carried on by Silverleaf or its affiliates immediately prior to the effective date of any Termination, but only for as long as such business is carried on by (1) Silverleaf or its affiliates or (2) any person, corporation, partnership, trust or other organization or entity deriving title from Silverleaf or its affiliates to the assets and goodwill of the business being carried on by Silverleaf or its affiliates immediately prior to the effective date of any Termination, in any county of any state of the United States in which Silverleaf or its affiliates conducts such business or markets the products of such business immediately prior to the effective date of any Termination.

(b) Tolling. If Employee violates any covenant contained in this Section, then the term of such violated covenant shall be tolled for the period commencing on the commencement of such violation and ending upon the earlier of (1) such time as such violation shall be cured by Employee to the reasonable satisfaction of Silverleaf, (2) final adjudication (including appeals) of any action filed for injunctive relief or damages arising out of such violation, and (3) the expiration of 24 months after Termination during which no violation of the covenant has occurred.

(c) Reformation. If, in any judicial proceeding, the court shall refuse to enforce any covenant contained in this Section because the time limit is too long, it is expressly understood and agreed between Silverleaf and Employee that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenant. If, in any judicial proceeding, the court shall refuse to enforce any covenant contained in this Section because it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Silverleaf and/or its affiliates, it is expressly understood and agreed between Silverleaf and Employee that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenant.

Section 8. Injunctive Relief. Employee acknowledges that a breach of Sections 5, 6 or 7 hereof would cause irreparable damage to Silverleaf and/or its affiliates, and in the event of Employee's breach of the provisions of Sections 5, 6 or 7 hereof, Silverleaf shall be entitled to a temporary restraining order and an injunction restraining Employee from breaching such Sections without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Employee. Nothing shall be construed as prohibiting Silverleaf from pursuing any other available remedies for such breach, including the recovery of damages from Employee. Employee acknowledges that the restrictions set forth in Sections 5, 6 and 7 hereof are reasonable in scope and duration, given the nature of the business of Silverleaf and its affiliates. Employee agrees that issuance of an injunction restraining Employee from breaching such Sections in accordance with their terms will not pose an unreasonable restriction on Employee's ability to obtain employment or other work following the effective date of any Termination.

Section 9. Employee Investments. Anything to the contrary herein notwithstanding, Employee: (1) shall not be prohibited from investing his or her assets in such form or such manner as will not, in the aggregate, detract from the performance by Employee of his or her duties hereunder and will not violate the provisions of Sections 5, 6 or 7 hereof; and (2) shall not be prohibited from purchasing stock in any publicly traded company solely as a stockholder so long as Employee does not own (together or separately or through his or her affiliates) more than two percent (2%) of the stock in any company, other than Silverleaf, which is engaged in the timeshare business.

Section 10. Employee's Representations. Employee represents and warrants that he or she is free to enter into and perform each of the terms and conditions hereof, and that his or her execution and performance of this Agreement does not and will not violate or breach any other Agreement between Employee and any other person or entity.

Section 11. Termination. This Agreement shall terminate: (1) upon written notice by either party, at any time and for any or no reason whatsoever, at least thirty (30) days prior to the effective date of the termination; or (2) as of the end of the month of Employee's death, or incapacity due to Employee's physical or mental illness as determined in Silverleaf's reasonable discretion (the "Termination"). In the event of Termination, Employee shall be entitled to the following:

(a) Voluntary Termination, or for Good Cause: If Employee voluntarily terminates this Agreement, or if Silverleaf terminates this Agreement for Good Cause, prior to December 31 of the applicable calendar year, Employee shall be entitled to no pay or other compensation for the remaining Term of this Agreement. At the Termination, the payment to Employee of the Current Compensation earned to date shall be in full satisfaction of all claims against Silverleaf under this Agreement. Good Cause shall be deemed to exist if the Employee's services are terminated because Employee:

[1]	Willfully breaches or neglects the duties that the Employee is required to perform under the terms of this Agreement;

[2]	Willfully violates any rule, regulation, or policy governing Employee's performance;

[3]	Refuses to obey a directive from the Board of Directors; or

[4]	Commits clearly dishonest acts toward Silverleaf.

(b) Involuntary Termination Without Good Cause and Disability or Death: If Silverleaf terminates Employee's services, other than for Good Cause, Employee shall be paid: (1) any portion of the Current Compensation set forth in Section 3(a), which has not been paid for the remaining Term of this Agreement, such unpaid portion to be continued to be paid on the 1st and 15th days of each month for the remaining portion of the remaining Term of this Agreement; and (2) any unpaid Annual Incentive Bonus or Bonuses under Section 4. In the event of Employee’s disability or death, Employee shall be paid: (1) the Employee’s Current Compensation through the end of the month of Employee’s death or disability; and (2) a pro rata portion of the Annual Incentive Bonus under Section 4 for the calendar year of Employee’s disability or death. The pro rata portion of an Annual Incentive Bonus shall be determined by annualizing Silverleaf’s Pre-Tax Net Income as of the date of disability or death and by taking into account the budgeted Pre-Tax Net Income of Silverleaf from month to month for the calendar year, based on its Board of Directors approved budget for the calendar year. Any such payment of the unpaid Annual Incentive Bonuses shall be made at the time otherwise specified in Section 4.

Section 12. Return of Materials and Vehicles. Employee understands and agrees that any training manuals, sales and promotional material, vehicles or other equipment provided to him or her by Silverleaf in connection with this Agreement shall remain the sole property of Silverleaf, and shall be used by the Employee exclusively for Silverleaf's benefit, except as otherwise approved by Silverleaf. Upon termination of this Agreement, any such material, vehicles or other equipment shall be immediately returned to Silverleaf.

Section 13. Disgorgement in the Event of Certain Accounting Restatements. Silverleaf and Employee understand and agree that the Annual Incentive Bonus to be paid to Employee is subject to Section 304 of the Sarbanes-Oxley Act of 2002 (the "Act"). Therefore, Silverleaf and Employee agree that in the event of an accounting restatement by the Company, Employee will be required to disgorge any bonus paid hereunder if such disgorgement is required under Section 304 of the Act.

Section 14. Creditor Limitations.  Silverleaf and Employee also recognize and agree that the total compensation payable to Employee during the term of this Agreement shall also be subject to the satisfaction of the conditions and the limitations of Silverleaf’s senior credit facility agreements and the indentures securing Silverleaf’s senior subordinated notes as such agreements and indentures may provide at the time or times that Employee’s compensation otherwise becomes due and payable. In the event that any such payment may be limited, Silverleaf shall use its best efforts to meet such conditions or obtain an appropriate amendment to permit the payment of the compensation that is otherwise due and payable.

Section 15. Non-Binding Alternate Dispute Resolution. Except for actions brought by Silverleaf pursuant to Section 8 hereof:

(a) Agreement to Utilize: The parties shall attempt to settle any claim or controversy arising from this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation prior to the commencement of any legal action. If such attempts fail, then the dispute shall be mediated by a mutually accepted mediator to be chosen by the parties within forty-five (45) days after written notice demanding mediation is sent by one party to the other party. Neither party may unreasonably withhold consent to the selection of a mediator, and the parties shall share the costs of the mediation equally. By mutual written agreement, however, the parties may postpone mediation until they have completed some specified but limited discovery regarding the dispute. The parties may also agree to replace mediation with any other form of alternate dispute resolution ("ADR") available in Texas, such as a mini-trial or arbitration.

(b) Failure to Resolve: Any dispute which the Parties cannot resolve through negotiation, mediation or any other form of ADR, within six (6) months of the date of the initial demand for mediation, may then be submitted to the appropriate court for resolution. The use of negotiation, mediation, or any other form of ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.

Section 16. Waiver. Silverleaf's failure at any time to require performance by Employee of any of the provisions hereof shall not be deemed to be a waiver of any kind nor in any way affect the rights of Silverleaf thereafter to enforce the provisions hereof. In the event that either party to this Agreement waives any provision of this Agreement or any rights concerning any breach or default of the other party hereto, such waiver shall not constitute a continuing waiver of any such provision or breach or default of the other party hereto.

Section 17. Successors, Assigns, Benefit.

(a) Silverleaf Successors: The provisions of this Agreement shall inure to the benefit of and be binding upon Silverleaf, its successors, assigns and other affiliated entities, including, but not limited to, any corporation which may acquire all or substantially all of Silverleaf's assets or with or into which Silverleaf may be consolidated, merged or reorganized. Upon any such merger, consolidation or reorganization, the term "Silverleaf" as used herein shall be deemed to refer to any such successor corporation.

(b) No Assignment by Employee: The parties hereto agree that Employee's services hereunder are personal and unique, and that Silverleaf is executing this Agreement in reliance thereon. This Agreement shall not be assignable by Employee.

Section 18. Severability. If one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but shall be deemed stricken and severed from this Agreement and the remaining terms of this Agreement shall continue in full force and effect.

Section 19. Governing Law and Venue. This Agreement shall be deemed to have been made and entered into in the State of Texas and its validity, construction, breach, performance and operation shall be governed by the laws of that state. The obligations hereunder of Silverleaf shall be performable in Dallas County, Texas, and venue for any suit involving this Agreement shall lie exclusively in Dallas County, Texas.

Section 20. Entire Understanding. This Agreement sets forth the entire understanding between the parties with respect to the employment of Employee, and no other representations, warranties or agreements whatsoever have been made by Silverleaf to Employee. Further, this Agreement may not be modified or amended except by another instrument in writing executed by both of the parties.

Section 21. Notices. All notices and communications under this Agreement shall be sent to the parties at the following addresses or such other addresses that the parties may subsequently designate in writing.

(a)	Silverleaf: Silverleaf Resorts, Inc. Attention: Sharon K. Brayfield, President 1221 River Bend, Suite 120 Dallas, Texas 75247

(b)	Employee: Robert E. Mead 1221 River Bend, Suite 120 Dallas, Texas 75247

Section 22. Section Headings. Section and paragraph headings are inserted herein only for convenience and shall not be used to interpret any of the provisions hereof.

Section 23. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same original.

Section 24. Effective Date. This Agreement is executed on the date set forth below, but shall be effective as of January 1, 2006 (the "Effective Date").

Executed this 5th day of April, 2006.

"SILVERLEAF" SILVERLEAF RESORTS, INC.

By:	/S/ HARRY J. WHITE, JR.
HARRY J. WHITE, JR., CHIEF FINANCIAL OFFICER

"EMPLOYEE"

/S/ ROBERT E. MEAD
ROBERT E. MEAD

SILVERLEAF RESORTS, INC.

Proxy for 2006 Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Silverleaf Resorts, Inc., a Texas corporation, hereby acknowledges receipt of the Notice of 2006 Annual Meeting of Shareholders and Proxy Statement and hereby appoints James B. Francis, Jr. and Rebecca Janet Whitmore as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of the Common Stock of Silverleaf Resorts, Inc. held of record by the undersigned on March 13, 2006 at the 2006 Annual Meeting of Shareholders to be held on May 9, 2006 or at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

--------------------------------------------------------------------------------------------------------------------------------------------
Fold and Detach Here

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

			Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	Election of Directors

	FOR the nominees listed below	WITHHOLD AUTHORITY to vote for the nominees listed below
	☐	☐

Nominees: J. Richard Budd, III James B. Francis, Jr. Herbert B. Hirsch Robert E. Mead Rebecca Janet Whitmore ________________________ For all nominees except as noted above

2.	Approval of the CEO Incentive Bonus Plan for 2007 and 2008.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3.	Ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accountants for the year ending December 31, 2006.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

The Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

Signature_______________________________________

Signature_______________________________________

Date_________________________________

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized name by authorized person.